Exhibit 2.2

ESCROW AGREEMENT

This Escrow Agreement dated this 30th day of August, 2019 (the "Escrow Agreement"), is entered into by and among The Eastern Company a Connecticut corporation ("Buyer Party"), Big 3 Holdings, LLC, a Delaware limited liability company ("Seller Representative", on behalf of and as representative of the Seller (as defined below) and its owners, and together with Buyer Party, the "Parties," and individually, a "Party"), and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as escrow agent ("Escrow Agent").  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below), provided however, the Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein.

 RECITALS

A. Reference is hereby made to that certain Stock Purchase Agreement dated of even date herewith (the "Purchase Agreement"), by and among Buyer Party, Eastern Engineered Systems, Inc. a Delaware corporation ("EES"), Big 3 Holdings, LLC, a Delaware limited liability company ("Seller"), Big 3 Precision Mold Services, Inc., a Delaware corporation and wholly owned subsidiary of Seller ("Big 3 Mold"), and Big 3 Precision Products, Inc., a Delaware corporation and wholly owned subsidiary of Seller ("Big 3 Products"), Industrial Design Innovations, LLC, a Delaware limited liability company and wholly owned subsidiary of Big 3 Products ("Design Innovations"), Sur-Form, LLC, a Delaware limited liability company and wholly owned subsidiary of Big 3 Products ("Sur-Form"), Associated Toolmakers Limited, a limited company formed under the laws of England and Wales and wholly owned subsidiary of Big 3 Mold ("Associated" and together with Big 3 Mold, Big 3 Products, Design Innovations and Sur-Form, the "Acquired Companies"), TVV Capital Partners III, L.P., a Delaware limited partnership, TVV Capital Partners III-A L.P., a Delaware limited partnership, Alan Scheidt, Todd Riley, Clinton Hyde, and Seller Representative, pursuant to which EES will acquire all of the shares of the Acquired Companies, subject to the terms and conditions set forth in the Purchase Agreement.

B. The Parties agreed to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C. The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Purchase Agreement and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

D. Pursuant to the Purchase Agreement, each of the owners of Seller ("Owners") appointed the Seller Representative as agent and attorney-in-fact for each such Owner, with full power and authority to represent each Owner with respect to all matters arising under this Escrow Agreement, and all actions taken by the Seller Representative under this Escrow Agreement will be binding upon each such Owner as if expressly authorized, ratified and confirmed in writing by each of them.

 AGREEMENT

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
 ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Property.  Pursuant to Section 2.04 of the Purchase Agreement, at the Closing, Buyer Party shall deliver to the Escrow Agent the sum of (i) Eight Hundred Sixteen Thousand Five Hundred Three and 00/100 Dollars ($816,503.00) (the "R&W Escrow Amount"), (ii) Seven Hundred Seventy-Five Thousand and 00/100 Dollars ($775,000.00) (the "Tax Escrow Amount"), and (iii) Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) (the "Working Capital Escrow Amount"), by wire transfer of immediately available funds to such accounts as designated in writing by the Escrow Agent.  The Escrow Agent shall separately hold the R&W Escrow Amount, the Tax Escrow Amount and the Working Capital Escrow Amount in segregated accounts.  The R&W Escrow Amount, as increased by any investment earnings or other income thereon and as reduced by any disbursements, amounts withdrawn or losses on investments is referred to herein as the "R&W Escrow Fund", the Tax Escrow Amount, as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn or losses on investments is referred to herein as the "Tax Escrow Fund", the Working Capital Escrow Amount, as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn or losses on investments is referred to herein as the "Working Capital Escrow Fund" and, collectively referred to herein with the R&W Escrow Fund and the Tax Escrow Fund as the "Escrow Property".  The Escrow Property shall be held by the Escrow Agent for the benefit of the Seller Representative.

Section 1.2. Investments.

(a) The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon as set forth in Exhibit A hereto or as set forth in any subsequent written instruction signed by Seller Representative.  Any investment earnings and income on the Escrow Property shall not become part of the Escrow Property and shall be disbursed to the Seller Representative, as directed in writing by Seller Representative.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c)     The Parties agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.  No statement need be rendered by the Escrow Agent for any fund or account if no activity occurred in such fund or account during such month.  The Parties may obtain confirmations at no additional cost upon its written request.

Section 1.3. Disbursements.  The Escrow Agent shall disburse the Escrow Property in accordance with the joint written instructions signed by an authorized representative of each of the Parties as set forth on Exhibit B-1 and B-2, respectively, which shall set forth the total amount to be disbursed, the purpose of such disbursement and the escrow fund account from which the Escrow Agent shall make such disbursement as listed in Section 1.1 of this Escrow Agreement ("Joint Instructions"); provided, however, that at least three (3) Business Days prior to the release of any portion of the Escrow Property as further described in Section 1.7 hereof, the Parties shall deliver an IRS form W-9 or W-8 for such payee(s), if such form has not been previously provided to the Escrow Agent.

Section 1.4. Security Procedure For Funds Transfers.  The Escrow Agent shall confirm Joint Instructions received from the Parties by means of the security procedure selected by each Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 and Exhibit B-2, respectively, attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement.  Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may necessary to afford  the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

The Parties understand that the Escrow Agent's inability to receive or confirm Joint Instructions pursuant to the security procedure selected by each Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay, except in the case of a determination that such loss resulted from the gross negligence or willful misconduct of the Escrow Agent.

Section 1.5 Monthly Statements.  As soon as practicable following the last day of each calendar month during the term of this Escrow Agreement, the Escrow Agent will deliver to Buyer Party and the Seller Representative a statement (a "Monthly Statement") setting forth: (a) the value of the Escrow Property and each escrow fund at such date; (b) the amount of income or interest earned or accrued, if any, with respect thereto during the period covered by such Monthly Statement; and (c) the amounts, if any, paid to the Seller Representative or Buyer Party from any fund with respect to the period covered by such Monthly Statement.

Section 1.6. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Seller, whether or not such income was disbursed during such calendar year.

(b) For certain payments made pursuant to this Escrow Agreement, the Escrow Agent may be required to make a "reportable payment" or "withholdable payment" and in such cases the Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the "Code").  The Escrow Agent shall have the sole right to make the determination as to which payments are "reportable payments" or "withholdable payments."  All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to the Escrow Agent prior to the date hereof, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect.  The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Code.  To the extent any such forms to be delivered under this Section 1.6(b) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Property or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(c) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  Subject to Section 3.1, the Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.6(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(d) The Parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and /or enters into a business relationship.  The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may request including, but not limited to, each Party's name, physical address, tax identification number and other information that will assist the Escrow Agent in identifying and verifying each Party's identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

Section 1.7. Termination upon Release.  Except that the provisions of Sections 1.6(c), 3.1 and 3.2 hereof shall survive termination upon release of the Escrow Property in full, the Escrow Agent is authorized and directed to disburse the Escrow Property in accordance with Section 1.3 of this Escrow Agreement as follows:

(a) R&W Escrow Release Date. On the first Business Day after February 28, 2021 ("R&W Escrow Release Date"), Buyer Party, on the one hand, and the Seller Representative, on the other hand, shall issue Joint Instructions to the Escrow Agent directing the Escrow Agent to release to the Seller Representative an amount equal the R&W Escrow Fund, less the aggregate amount of losses subject to all Direct Claims or Third-Party Claims of the Buyer Indemnified Persons, if any, which have been properly asserted prior to the R&W Escrow Release Date and remain pending and unresolved on such date.  As soon as reasonably practicable after the final resolution of any Direct Claims or Third-Party Claims, as applicable, Buyer Party, on the one hand, and the Seller Representative, on the other hand, shall issue Joint Instructions to the Escrow Agent directing the Escrow Agent to release to the Seller Representative an amount equal to the portion of the R&W Escrow Fund in excess of the aggregate amount due and payable to the Buyer Indemnified Persons as a result of such final resolution, if any.  Notwithstanding the foregoing, the Parties acknowledge and agree that the Escrow Agent is hereby authorized to release to the Seller Representative such excess portion of the R&W Escrow Fund, as described above, in the event Buyer Party fails to issue the required Joint Instructions on the R&W Escrow Release Date, and continues such failure following written notice by Seller Representative to the Escrow Agent and Buyer Party for a period of thirty (30) calendar days from the date of such written notice by Seller Representative, unless the Escrow Agent and Seller Representative receive written objection to such release from Buyer Party prior to the expiration of such 30-day period.

(b) Tax Escrow Release Date. On the first Business Day after August 30, 2021 ("Tax Escrow Release Date"), Buyer Party, on the one hand, and the Seller Representative, on the other hand, shall issue Joint Instructions to the Escrow Agent directing the Escrow Agent to release to the Seller Representative an amount equal to the Tax Escrow Fund, less the aggregate amount of losses subject to all Third-Party Claims of the Buyer Indemnified Persons related to Taxes, if any (the "Tax Indemnification Claims"), which have been properly asserted prior to the Tax Escrow Release Date and remain pending and unresolved on such date.  As soon as reasonably practicable after the final resolution of any such Tax Indemnification Claim, Buyer Party, on the one hand, and the Seller Representative, on the other hand, shall issue Joint Instructions to the Escrow Agent directing the Escrow Agent to release to the Seller Representative an amount equal to the portion of the Tax Escrow Fund in excess of the aggregate amount due and payable to the Buyer Indemnified Persons as a result of such final resolution, if any.  Notwithstanding the foregoing the Escrow Agent is hereby authorized to release to the Seller Representative such excess portion of the Tax Escrow Fund, as described above, in the event Buyer Party fails to issue the required Joint Instructions on the Tax Escrow Release Date, and continues such failure following written notice by Seller Representative to the Escrow Agent and Buyer Party for a period of thirty (30) calendar days from the date of such written notice by Seller Representative, unless the Escrow Agent and Seller Representative receive written objection to such release from Buyer Party prior to the expiration of such 30-day period.

ARTICLE 2
 DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  The Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2. Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in good faith in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable and documented compensation (reasonable fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.  The Escrow Agent shall not be responsible for the negligence or misconduct of agents or attorneys appointed by it with due care.

Section 2.3. Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in good faith in accordance with any Joint Instruction, written notice provided by the Seller Representative in accordance with Section 1.7 or other written consent of the Parties or their respective agents, representatives, successors, or permitted assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person's or persons' authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof.  Each Party represents and warrants that each person signing this Escrow Agreement on behalf of such Party is duly authorized and has legal capacity to execute and deliver this Escrow Agreement, along with each exhibit, agreement, document, and instrument to be executed and delivered by the Parties to this Escrow Agreement.

Section 2.4. Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5. No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
 PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys' fees and expenses or other reasonable and documented professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent.  The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.  Buyer Party and Seller Representative agree that, as solely between them, such indemnity obligations shall be paid fifty percent (50%) by Buyer Party and fifty percent (50%) by Seller Representative, unless a court of competent jurisdiction determines that either Buyer Party or Seller Representative is one hundred percent (100%) at fault with respect to any matter giving rise to such indemnity obligations, in which case, the responsible Party shall pay one hundred percent (100%) of such indemnity obligations, and shall reimburse the prevailing Party for all reasonable attorneys' fees incurred in connection with the adjudication of such indemnification claim.

Section 3.2. Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3. Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal.  Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4. Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid fifty percent (50%) by Buyer Party and fifty percent (50%) by Seller Representative on the date hereof.  The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable and documented costs and expenses, including reasonable attorneys' fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amounts due to the Escrow Agent pursuant to this Escrow Agreement is not paid within thirty (30) calendar days of (i) any written notice of any such failure by the Escrow Agent to Buyer Party and the Seller Representative, or (ii) the date of any final binding court order or arbitration decision, with respect to indemnification claims of the Escrow Agent, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law, accruing as of the first Business Day following the expiration of such 30-day period.  Thereafter, the Escrow Agent shall be granted a priority lien upon the Escrow Property with respect to the amount of unpaid bona fide fees or reimbursable expenses or unsatisfied indemnification rights, superior to the rights of any other persons or entities and is hereby granted the right to set off and deduct the aggregate amount of such unpaid fees or reimbursable expenses or unsatisfied indemnification rights from the Escrow Property.

Section 3.5. Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the Parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Property, (ii) receives Joint Instructions directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or Joint Instructions, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover reasonable and documented attorneys' fees, expenses and other costs incurred in commencing and maintaining any such interpleader action in accordance with Section 3.1.  Any such court order or arbitration decision shall be accompanied by a written instrument of the presenting Party certifying that such court order or arbitration decision is final, non-appealable and from a court of competent jurisdiction or from a competent arbitration panel, upon which instrument the Escrow Agent shall be entitled to conclusively rely without further investigation.  The Escrow Agent shall be entitled to act on any such final court order without further question, inquiry, or consent.

Section 3.6. Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act and without cost to any of the Parties.

Section 3.7. Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.  The Escrow Agent shall further have no obligation to pursue any action that is not in accordance with applicable law.

Section 3.8 Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
 MISCELLANEOUS

Section 4.1. Binding Agreement, Successors and Assigns.  The Parties and Escrow Agent represent and warrant that the execution and delivery of this Escrow Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Escrow Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns.  No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2. Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3. Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail ("e-mail", as long as such e-mail is accompanied by a PDF signature or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the parties, be a signature set forth in Exhibit B-1 or B-2, as applicable) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States mail.  For the purpose of this Escrow Agreement, "Business Day" shall mean any day other than a Saturday, a Sunday, a federal or state holiday, and any other day on which the Escrow Agent is closed.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Buyer Party:

c/o The Eastern Company
112 Bridge Street
Naugatuck, Connecticut  06770
 Email:  jsullivan@easterncompany.com
Attention:  John L. Sullivan III, Chief Financial Officer and Vice President

with a copy (which shall not constitute notice) to:

Reid and Riege, P.C.
One Financial Plaza
Hartford, Connecticut  06103
Email:  rmule@rrlawpc.com
 Attention:  Robert M. Mulé, Esquire

If to Seller:

c/o Big 3 Holdings, LLC
One American Center, Suite 500
 3100 West End Avenue
Nashville, Tennessee  37203
E-mail:  andrew@tvvcapital.com
Attention:  Andrew W. Byrd
with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee  37201
E-mail:  JFuller@bassberry.com
     RHoffman@bassberry.com

If to the Escrow Agent:

Wells Fargo Bank, National Association
150 East 42nd Street – 40th Floor
New York, NY 10017
Attention: Angel Milanes; Corporate Trust Services, Business Escrows
Telephone: (917) 250 1551
Facsimile (917) 260 1590
E-mail:  angel.milanes@wellsfargo.com

Section 4.4. Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts of laws rules thereof.

Section 4.5. Entire Agreement.  This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the Parties related to the Escrow Property.

Section 4.6. Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7. Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9. Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  The exchange of copies of this Escrow Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Escrow Agreement as to the Parties and the Escrow Agent and may be used in lieu of the original Escrow Agreement for all purposes.

Section 4.10.        Trial by Jury. Each of the parties hereto hereby irrevocably waives all right to trial by jury to the extent permitted by law in any litigation, action, proceeding in any court arising out of, relating to or in connection with this Escrow Agreement.

Section 4.11.       Publication; disclosure.  By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement.  The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement.  If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so.  If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Party and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.
THE EASTERN COMPANY, as Buyer Party

By: _________________________
Name: August M. Vlak
Title:	President and Chief Executive Officer

BIG 3 HOLDINGS, LLC, as Seller Representative

By: _________________________
Name:  Andrew W. Byrd
Title: Vice President and Chairman

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By: _________________________
Name: Matthew Sherman
Title: Vice President